Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters
Telephone Number           (610) 965-5959
E-Mail:                    blpeters@eastpennbank.com

EAST PENN FINANCIAL CORPORATION ANNOUNCES $8 MILLION PARTICIPATION IN POOLED TRUST PREFERRED SECURITIES

(July 14, 2003)-Emmaus, PA-East Penn Financial Corporation (Nasdaq: EPEN).

East Penn Financial Corporation, the parent company of East Penn Bank, today announced that it has reached an agreement to raise approximately $8 million in new capital through the issuance of trust preferred securities as part of a pooled offering. These securities will be issued by a trust subsidiary of East Penn Financial Corporation. The securities will mature in 30 years if not redeemed sooner. The initial interest rate will be set prior to closing on a date agreed upon by the placement agents and East Penn Financial Corporation. The transaction is expected to be completed prior to July 31, 2003.

Brent L. Peters, President and Chief Executive Officer said "Trust Preferred Securities have become a popular method for bank holding companies to raise capital. They have the unique advantage of counting as capital for financial institutions and holding companies, while also providing a tax deduction for interest paid. Trust Preferreds are desirable alternatives to more traditional methods of raising capital such as common stock or conventional preferred stock. An added benefit is that existing shareholder equity is not diluted."

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities.

East Penn Financial Corporation is a bank holding company located in Emmaus, Pennsylvania, and is the parent company of East Penn Bank. East Penn Bank has total assets of $296 million as of June 30, 2003. East Penn Bank is a locally owned and managed community bank that serves the greater Lehigh Valley community with seven banking locations.

Additional information about East Penn Bank is available on its website at www.eastpennbank.com.
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Forward-looking statements-The Private Securities Litigation Reform Act of 1995:
Statements contained in this news release are forward-looking statements that are subject to risk and uncertainty. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed with the Securities and Exchange Commission describe some of these factors, including certain credit, market, operational, liquidity, and interest rate risks associated with the Company's business and operations. There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future the Company's business, results of operations and financial condition. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such statements in light of new information or future events.

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